Pure Cycle Announces Financial Results

For the Year Ended August 31, 2023

DENVER, CO / ACCESSWIRE / November 15, 2023 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) announced its financial results for the year ended August 31, 2023. Pure Cycle posted $4.7 million of net income for the year ended August 31, 2023, which marks our sixth consecutive year and seventeenth consecutive fiscal quarter with positive net income. Pure Cycle continues to develop its Sky Ranch Master Planned Community and as of August 31, 2023, we have delivered to homebuilders 738 finished lots, retaining 14 lots for our single-family rental segment.  The Community has nearly 600 new homes built and sold and 90 homes under construction. In addition to our lots for sale, we continue to build homes for our own portfolio of single-family rentals.  During Fiscal Year 2023 we completed and leased 11 additional single-family homes bringing our total to 14 homes.

Full Year 2023 Highlights

➢	Revenues of $14.6 million, which drove pre-tax income of $6.2 million;
➢	Net income of $4.7 million;
➢	EBITDA of $8.6 million (see table below for reconciliation of net income to EBITDA);
➢	Cash totaled $26.0 million;
➢	For the year ended August 31, 2023, we delivered 313.8 million gallons of water.

Net Income to EBITDA Reconciliation

We continue our profitability as shown in the table below:

	Year Ended
(In thousands)	August 31, 2023	August 31, 2022
Net Income	$4,699	$9,619
Add back:
Interest expense	206	90
Taxes	1,521	3,086
Depreciation / amortization	2,156	2,125
EBITDA	$8,582	$14,920

Fully diluted earnings per share	$0.19	$0.40

“Despite interest rates pressuring the housing market, our Sky Ranch community continues to demonstrate solid growth with entry level homes and our great location directly off Interstate 70,” commented Mr. Harding, CEO of Pure Cycle. “While interest rates have risen significantly over the past year, rates are closer to historic averages and we are seeing housing prices stabilize, as our homebuilding partners at Sky Ranch continue to offer affordable products, thanks in large part to our affordable lots. As we continue to enhance the community with the opening of the Sky Ranch Academy School, coupled with our ability to deliver affordable rental units that we have been able to rent quickly, and Sky Ranch continues to deliver strong shareholder returns,” concluded Mr. Harding.

Fourth Quarter 2023 Highlights

➢	Revenues of $3.4 million, which drove pre-tax income of $1.2 million;
➢	Net income of $1.1 million;
➢	EBITDA of $1.9 million and fully diluted earnings per share of $0.05
➢	For the fourth quarter, we delivered 51.2 million gallons of water.

Full Year 2023 Financial Summary

Revenue

For the years ended August 31, 2023, and 2022, we reported total revenues of $14.6 million and $23.0 million with $7.3 million and $10.1 million being generated in our water and wastewater resource development segment, $6.8 million and $12.9 million generated by our land development segment, and less than $0.2 million and $0.1 reported in our single-family rental business.

For the years ended August 31, 2023, and 2022, we sold 90 and 154 water and wastewater taps for $2.7 million and $4.9 million. We have sold 703 water and wastewater taps at Sky Ranch in Phases 1 and 2A. Based on current prices and engineering estimates, we believe Phase 2 of Sky Ranch will produce $20.6 million in additional water and wastewater tap fee revenue and cash over the next 3-5 years.

The number of lots delivered (which refers to when title passed on a lot to the homebuilder) decreased in 2023 compared to 2022 due to all lots in Phase 2A being delivered to builders by the end of fiscal 2022. No finished lots were delivered to homebuilders during fiscal 2023; however, we did receive certain milestone payments from our Lot Delivery Agreement from home builders in 2023, which accounted for $3.8 million in lot sales revenue for Phase 2B and $3.0 million in lot sales revenue for Phase 2A. We expect to be substantially complete with the delivery of all 211 Phase 2B lots during fiscal 2024. Despite lots being transferred to the homebuilders, we still have various construction activities to complete Phase 2A and to turn over the completed infrastructure to the applicable governmental agency for maintenance.

As of August 31, 2023, the single-family rental business has 11 homes built and rented in Sky Ranch and 18 additional homes forecasted for construction in Phase 2B.  As noted in the prior quarters, due to the overwhelming demand for rental homes at Sky Ranch, we expect to add 65 homes in Phase 2 with the ability to add more than 200 homes as Sky Ranch builds out.

“With our strong balance sheet, we are well positioned to mobilize our assets for continued growth,” commented Marc Spezialy, CFO of Pure Cycle. “Despite the housing market headwinds which delayed some of our construction activities and timing of our lot deliveries, we continue to see strong demand at Sky Ranch. The primary drivers fueling our growth include our well-priced lots and water availability for development in the Denver metropolitan region,” concluded Mr. Spezialy.

Working Capital

We reported working capital (current assets less current liabilities) of $23.2 million as of August 31, 2023, with $26.0 million of cash.

Full Year 2023 Operational Summary

Water and Wastewater Resource Development

Water deliveries decreased in 2023 to 313.8 million gallons delivered as compared to 404.9 million gallons delivered in 2022, primarily due to decreased sales to oil and gas operators, offset by new Sky Ranch customers. Oil and gas operations are highly variable and dependent on oil prices, demand for gas, and timing of other leases in our service areas; therefore, we cannot provide any assurances that we will realize this level of sales to oil and gas customers in the future. As Sky Ranch continues to develop, we anticipate continued growth in our residential water and wastewater service revenues. Water and wastewater tap sales declined in fiscal 2023 compared to fiscal 2022 due to the timing of closings at Sky Ranch. Tap sales are driven by building permit applications and are not contractually established with the builders.

Land Development

Lot sales revenue decreased for fiscal 2023 compared to fiscal 2022 due to timing of construction in Phase 2B at Sky Ranch. Because lot sale revenue is recognized as construction progresses, revenue will fluctuate due to timing of construction activities.

Single Family Rentals

In fiscal 2023, we had three completed homes that were rented for the full year. Our remaining 11 homes were added at various times throughout fiscal 2023 with the majority being in the last quarter. Fiscal 2024 will represent our first year of rental income for our 14 completed homes. An additional 18 homes are forecasted for construction in Phase 2B in fiscal 2024.

Earnings Call Information

Pure Cycle will host a conference call on Thursday November 16, 2023, at 8:30AM Eastern (6:30AM Mountain) to discuss the financial results and answer questions. Call details are presented below. We will post a detailed slide presentation, which provides an overview of Pure Cycle and presents summary financial results on our website which can be accessed at www.purecyclewater.com.

When: 8:30AM Eastern (6:30AM Mountain) on Thursday November 16, 2023

Call in number:                           888-506-0062 (access code: 615127)

International call-in number:      973-528-0011 (access code: 615127)

Replay numbers:                         877-481-4010 | 919-882-2331 (passcode: 49465)

Replay available until:                November 30, 2023 at 8:30AM ET

Event link:https://www.webcaster4.com/Webcast/Page/2247/49465

Other Important Information

The table below presents our results of operations for the years ended August 31, 2023 and 2022:

	Year Ended
(In thousands, except share information)	August 31, 2023	August 31, 2022
Revenues:
Metered water usage from:
Municipal customers	$504	$440
Commercial customers	3,059	4,107
Wastewater treatment fees	302	248
Water and wastewater tap fees	2,991	4,922
Lot sales	6,815	12,187
Project management fees	283	683
Single-family rentals	165	82
Special facility projects and other	467	334
Total revenues	14,586	23,003

Expenses:
Water service operations	1,757	1,910
Wastewater service operations	675	501
Land development construction costs	1,606	1,990
Project management costs	286	176
Single-family rental costs	73	23
Depletion and depreciation	1,658	1,740
Other	491	289
Total cost of revenues	6,546	6,629

General and administrative expenses	5,470	5,893
Depreciation	498	385
Operating (loss) income	2,072	10,096

Other income (expense):
Interest income - related party	1,481	1,937
Interest income - Investments	1,023	32
Oil and gas royalty income, net	267	498
Oil and gas lease income, net	75	171
Other, net	1,508	61
Interest expense, net	(206)	(90)
Income from operations before income taxes	6,220	12,705
Income tax expense	1,521	3,086
Net income	$4,699	$9,619

Earnings per common share - basic and diluted
Basic	$0.20	$0.40
Diluted	$0.19	$0.40
Weighted average common shares outstanding:
Basic	24,031,068	23,953,740
Diluted	24,106,067	24,155,990

The following table presents our consolidated financial position as of August 31, 2023 and 2022:

(In thousands, except shares)	August 31, 2023	August 31, 2022
ASSETS:
Current assets:
Cash and cash equivalents	$26,012	$34,894
Trade accounts receivable, net	1,092	2,425
Land under development	1,726	—
Income taxes receivable	551	—
Prepaid expenses and other assets	346	467
Total current assets	29,727	37,786
Restricted cash	2,475	2,328
Investments in water and water systems, net	57,798	58,763
Construction in progress	5,457	1,224
Single-family rental units	4,490	975
Land and mineral rights:
Held for development	4,652	6,773
Held for investment purposes	451	451
Other assets	1,359	2,463
Notes receivable – related parties, including accrued interest
Reimbursable public improvements and project management fees	24,999	17,208
Other	1,451	1,120
Operating leases - right of use assets	357	138
Total assets	$133,216	$129,229

LIABILITIES:
Current liabilities:
Accounts payable	$1,960	$849
Accrued liabilities	1,761	2,029
Accrued liabilities – related parties	1,021	560
Income taxes payable	—	2,530
Deferred lot sale revenues	1,661	4,275
Deferred water sales revenues	69	570
Debt, current portion	31	10
Total current liabilities	6,503	10,823
Participating interests in export water supply	—	323
Debt, less current portion	6,885	3,950
Deferred tax liability, net	1,352	1,075
Lease obligations - operating leases, less current portion	242	62
Total liabilities	14,982	16,233
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Series B preferred shares: par value $0.001 per share, 25 million authorized; 432,513 issued and outstanding (liquidation preference of $432,513)	—	—
Common shares: par value 1/3 of $.01 per share, 40.0 million authorized; 24,054,843 and 23,980,645 outstanding, respectively	80	80
Additional paid-in capital	174,689	174,150
Accumulated deficit	(56,535)	(61,234)
Total shareholders’ equity	118,234	112,996
Total liabilities and shareholders’ equity	$133,216	$129,229

Company Information

Pure Cycle continues to diversify its operations, grow its balance sheet, and drive recurring revenues. We operate in three distinct business segments, each of which complements the other. At our core, we are an innovative and vertically integrated wholesale water and wastewater service provider. In 2017, we launched our land development segment which develops master planned communities on land we own and to which we provide water and wastewater services. In 2021, we launched our newest line of business, the rental of single-family homes located at Sky Ranch, which provides long-term recurring revenues, furthers our land development operations, and adds more customers to our water resource segment.

Additional information, including our recent press releases and SEC filings, is available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, or our CFO, Marc Spezialy, at 303-292-3456 or info@purecyclewater.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements about the following: our positioning to continue to grow through this market cycle; higher interest rates and stabilizing home prices; the completion and delivery of our rental units; timing of development at Sky Ranch; future tap sales and revenues; future home sales by our home builder customers; the affordability and low-cost of our products; the strength of the Sky Ranch market; forecasts about our fiscal 2023 sales of water to oil and gas operators; our sales of lots; and our expected financial results. The words "anticipate," "likely," "may," "should," "could," "will," "believe," "estimate," "expect," "plan," "intend" and similar expressions are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ from projected results include, without limitation: home mortgage interest rates, inflation, and other factors impacting the housing market and home sales; the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended August 31, 2023; and those factors discussed from time to time in our press releases, public statement and documents filed or furnished with the U.S. Securities and Exchange Commission. Except as required by law, we disclaim any obligation to update publicly any forward-looking statements, whether because of new information, future events or otherwise.

SOURCE: Pure Cycle Corporation